UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2015

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE, Hickory, North Carolina	28602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 21, 2015, CommScope Holding Company, Inc. (the “Company”), CommScope, Inc. and the other borrowers and guarantors named therein entered into that certain Amendment No. 2 (“Amendment No. 2”) to the Revolving Credit and Guaranty Agreement, dated as of January 14, 2011, governing the Company’s revolving credit facility.

Amendment No. 2, among other things, extended the maturity date of the revolving credit facility to May 21, 2020, subject to acceleration under certain circumstances, and added revolving commitments in the amount of $150 million. The ability to access the additional revolving commitments is conditioned on the consummation of the Company’s previously announced acquisition of TE Connectivity Ltd.’s Broadband Network Solutions business unit and other customary closing conditions.

This summary of Amendment No. 2 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment No. 2, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment No. 2, dated as of May 21, 2015, to the Revolving Credit and Guaranty Agreement, dated as of January 14, 2011, among CommScope, Inc., as Parent Borrower, CommScope Holding Company, Inc., as Holdings, the U.S. Co-Borrowers and European Co-Borrowers named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.

Date: May 22, 2015

	By:	/s/ Frank B. Wyatt, II
	Name:	Frank B. Wyatt, II
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 2, dated as of May 21, 2015, to the Revolving Credit and Guaranty Agreement, dated as of January 14, 2011, among CommScope, Inc., as Parent Borrower, CommScope Holding Company, Inc., as Holdings, the U.S. Co-Borrowers and European Co-Borrowers named therein, the Lenders party thereto, JPMorgan Chase Bank, N.A., as US Administrative Agent, and J.P. Morgan Europe Limited, as European Administrative Agent.